Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	November 14, 2007
Brenda A. Blake, ext. 3202
UGI Reports Results for Fiscal 2007, Confirms Guidance
VALLEY FORGE, Pa., November 14 — UGI Corporation (NYSE: UGI) today reported net income of $204.3 million, or $1.89 per diluted share, for its fiscal year ended September 30, 2007, compared to $176.2 million, or $1.65 per diluted share, for the fiscal year ended September 30, 2006. For the fourth fiscal quarter ended September 30, 2007, the company recorded net income of $0.10 per diluted share compared to a seasonal loss of $0.04 per diluted share for the same period in 2006. The current fiscal year and fourth quarter results include an after-tax gain of $12.5 million, or $0.12 per diluted share, from the previously announced sale of AmeriGas’s Arizona propane storage terminal, which was completed in July. The 2006 fiscal year results include a one-time benefit of $0.07 per diluted share resulting from a lower estimate of income taxes to be paid on foreign earnings to be repatriated, as previously reported.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Results for fiscal 2007 demonstrated that the diversification inherent in our energy distribution and marketing businesses benefited our shareholders in the form of reduced earnings volatility. Record performance at AmeriGas, the successful integration of UGI Penn Natural Gas and sound execution of our domestic and international strategies more than offset the lower weather-induced results in our European businesses. With a return to more normal winter weather, especially in Europe, we expect to report consolidated earnings of approximately $1.95 to $2.05 per diluted share for fiscal 2008 as previously announced.”
UGI’s domestic propane distributor, AmeriGas Propane, contributed $53.2 million to net income for the year compared to $25.1 million in fiscal 2006. Current year results include the previously-mentioned after-tax gain of $12.5 million on the sale of the propane storage terminal and prior year results include an after-tax loss on the early extinguishment of debt of $4.6 million. For the twelve months ended September 30, 2007, retail propane volumes sold increased 3% to 1 billion gallons principally due to colder weather. Nationally, weather was almost 7% warmer than normal in fiscal 2007 compared to weather that was 10% warmer than normal in the prior-year, according to the National Oceanic and Atmospheric Administration. Total margin increased $64.7 million mainly due to higher volumes sold at higher average retail propane unit margins and higher fees in response to increases in operating expenses. Operating and administrative expenses rose primarily as a result of higher compensation and benefits expenses, maintenance and repair expenses and vehicle fuel and lease expenses. Operating income, including the gain on the terminal sale of $46.1 million, increased to $265.8 million in fiscal 2007 from $184.1 million in fiscal 2006.
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UGI Reports Results for Fiscal 2007, Confirms Guidance	Page 2
International Propane’s net income in fiscal 2007 decreased to $44.9 million from $67.1 million in fiscal 2006 primarily due to record warm weather in Europe. Temperatures across the Antargaz service territory were 21% warmer than normal and approximately 18% warmer than last year. Flaga experienced similar record-setting warm weather.
Antargaz sold approximately 269 million retail gallons of liquefied petroleum gases (LPG) compared to 315 million retail gallons in 2006. The decrease in volumes sold occurred across all customer classes, principally due to the extraordinarily warm weather and, to a lesser extent, price-induced customer conservation. Flaga’s volumes declined largely due to weather and the absence of volumes from its Czech Republic and Slovakia businesses, which were contributed to the central European joint venture formed in February 2006. International Propane operating income declined reflecting the aforementioned lower volumes sold partially offset by slightly higher unit margins and lower weather-related operating expenses at Antargaz.
Net income from Gas Utility increased to $59.0 million from $38.1 million in fiscal 2006, reflecting the full-year impact of additional throughput and earnings from UGI Penn Natural Gas (PNG), which was acquired in August 2006. Throughput in the Gas Utility increased to 131.8 billion cubic feet in 2007 versus 82.6 billion cubic feet in 2006, reflecting the full-year impact of PNG and weather that was 4% colder than the prior year. Gas Utility total margin increased $102.3 million in fiscal 2007, including $93 million of incremental margin from PNG, higher retail core-market margin from increased volumes sold and higher average interruptible delivery service unit margins. Operating expenses increased primarily due to the addition of PNG. Operating income for fiscal year 2007 increased $52.4 million to $136.6 million.
Net income from Electric Utility increased to $13.7 million in fiscal 2007 from $10.5 million in fiscal 2006. Sales of 1,011 gigawatt-hours were approximately 1% higher than fiscal 2006. Operating income increased $5.3 million to $26 million primarily due to higher rates charged partially offset by higher per-unit purchased power costs and slightly higher operating expenses.
Energy Services’ fiscal year 2007 net income was $34.5 million compared with $31.3 million in fiscal 2006, which included a $5.3 million after-tax gain on the sale of our electric generation joint venture. Energy marketing operations contributed higher total margin from higher natural gas unit margins on increased volumes sold and lower working capital financing costs. Results from winter storage and peaking supply services improved due to higher margin from, among other things, increased operating capacity. Income from electric generation rose on higher power prices partially offset by higher operating expenses.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports Results for Fiscal 2007, Confirms Guidance	Page 3
UGI will host its fourth quarter FY 2007 earnings conference call on Wednesday, November 14, 2007, at 4:00 PM ET. Interested parties may listen to a live audio webcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9058142; International replay 719-457-0820, passcode 9058142, through November 16, 2007.
The financial tables appended to this news release can be viewed directly at http://www.shareholder.com/ugi/4Q07FinancialTable.pdf.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-13	###	11/14/07

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
AmeriGas Propane	$417.1	$391.8	$2,277.4	$2,119.3
International Propane	143.1	128.4	800.4	945.5
Gas Utility	125.6	101.7	1,044.9	724.0
Electric Utility	32.3	25.8	121.9	98.0
Energy Services	240.2	255.4	1,336.1	1,414.3
Corporate & Other, net (a)	(23.5)	(24.6)	(103.8)	(80.1)

Total revenues	$934.8	$878.5	$5,476.9	$5,221.0

Operating income (loss):
AmeriGas Propane	$39.2	$(9.8)	$265.8	$184.1
International Propane	1.0	(2.4)	94.5	119.3
Gas Utility	4.4	2.0	136.6	84.2
Electric Utility	5.5	5.7	26.0	20.7
Energy Services	10.9	8.4	57.4	53.1
Corporate & Other, net (a)	0.9	2.5	1.0	6.3

Total operating income	61.9	6.4	581.3	467.7
Loss from equity investees	(1.6)	(1.0)	(3.8)	(2.2)
Loss on extinguishment of debt	—	—	—	(18.5)
Interest expense:
AmeriGas Propane	(17.9)	(17.9)	(71.5)	(74.1)
International Propane	(6.6)	(5.6)	(25.2)	(24.8)
Gas Utility	(9.7)	(7.4)	(39.9)	(21.8)
Electric Utility	(0.5)	(0.6)	(2.4)	(2.5)
Corporate & Other, net (a)	0.1	—	(0.6)	(0.4)

Total interest expense	(34.6)	(31.5)	(139.6)	(123.6)

Income (loss) before income taxes and minority interests	25.7	(26.1)	437.9	323.4
Income tax (expense) benefit	(4.4)	6.5	(126.7)	(98.5)
Minority interests, principally in AmeriGas Partners	(10.6)	15.6	(106.9)	(48.7)

Net income (loss)	$10.7	$(4.0)	$204.3	$176.2

Earnings (loss) per share:
Basic	$0.10	$(0.04)	$1.92	$1.67

Diluted	$0.10	$(0.04)	$1.89	$1.65

Average common shares outstanding:
Basic	106.896	105.697	106.451	105.455

Diluted	108.048	105.697	107.941	106.727

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$7.1	$(6.9)	$53.2	$25.1
International Propane	(4.9)	(5.9)	44.9	67.1
Gas Utility	(2.8)	(2.6)	59.0	38.1
Electric Utility	2.9	2.8	13.7	10.5
Energy Services	7.0	4.6	34.5	31.3
Corporate & Other, net (a)	1.4	4.0	(1.0)	4.1

Total net income (loss)	$10.7	$(4.0)	$204.3	$176.2

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests principally in AmeriGas Partners, L.P.
(continued)

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)
(continued)
(c)	The following table includes a reconciliation of diluted earnings per share to adjusted diluted earnings per share for the twelve months ended September 30, 2007 and 2006:

	Twelve Months Ended
	September 30,
	2007	2006
Diluted earnings per share, as reported	$1.89	$1.65
Gain on AmeriGas Partners’ sale of propane storage facility	(0.12)	—
Loss on extinguishments of debt	—	0.05
Change in estimate of income taxes to be paid on repatriation of foreign earnings	—	(0.07)
Gain on sale of Hunlock Creek Energy Ventures	—	(0.05)

Adjusted diluted earnings per share	$1.77	$1.58